Exhibit 99.1

Arrival Unveils Electric Van Taking to Public Roads This Summer

LONDON, U.K. March 3, 2021 – Arrival, the global technology company creating electric vehicles using its game-changing technologies, today, unveiled specs, images and video of the next phase in the development of its electric Van which will be starting public road trials with key customers this summer.

Arrival believes it has set a new standard for commercial vehicles by introducing a fully electric van that excels across both payload (1975kg) and cargo volume (2.4m3 per metre in length) at a price comparable with fossil fuel vehicles, and with a substantially lower Total Cost of Ownership (TCO). Arrival’s Van has been developed alongside drivers and operators to maximise functionality for real world use, with the deployment of advanced in-house technologies throughout the vehicle to provide customers with an elevated connected experience and operators with the data and fleet management tools they need to optimise the running of a fleet.

Arrival’s in-house components are enabled by Arrival’s proprietary software which allows real-time health monitoring and predictive maintenance to reduce downtime. The components are also upgradeable over time in both hardware and software, ensuring the vehicle stays up to date with the latest technology and extending its use. The flexibility provided by the modular battery ranging from 44kWh to 133kWh, means that operators can choose the battery configuration that is best suited for their range requirements, further reducing costs and increasing efficiency. The lightweight aluminum frame and proprietary composite body panels significantly decrease the weight of the vehicle for greater range efficiency, reduce the frequency and cost of repairs as well as extend the van’s life expectancy.

Arrival’s Van will be used day in day out by drivers and is therefore designed to bring a new level of comfort to the commercial market, one usually found in luxury passenger vehicles —including heated seating, independent front and rear suspension, full cabin climate control and a 15.6” touch-screen interface to communicate data being collected from the vehicle directly to the driver in an optimal fashion. In addition, Arrival vehicles are designed to maximise the safety and well being of drivers and the public on our roads and streets using advanced technologies. ADAS features, such as digital e-mirrors, a 360-degree surround view, Advanced Emergency Braking, Blind Spot Monitoring, Traffic Sign Recognition and Lane Keep Assist are all available across the range of Arrival Van variants, from 5.1m to 6.5m in length, offering an optimised product for any business or consumer.

“We believe that the rapid growth of e-commerce has led to a much higher demand for light commercial transport in cities, increasing both congestion and air pollution.” said Avinash Ruguboor, President and Chief Strategy Officer of Arrival. “We are in the midst of an important market transition as more and more fleet managers adopt cleaner and more sustainable methods and cities adopt stricter air quality measures, we are looking to accelerate that transition with a best-in-class solution that has clear benefits, at a purchase price and TCO that makes the transition the best possible commercial decision too.”

The Arrival Van is expected to start full production in Q3 2022.

Arrival expects commercial vehicle fleets to migrate to EVs even more quickly than the automotive retail segments because commercial fleets understand their range requirements, use in-depot charging and are focused on cost. The Arrival Van is perfectly positioned to capitalise on this opportunity with its outstanding TCO and robust design.

About Arrival

Arrival is reinventing the automotive industry with its entirely new method to the design and assembly of electric vehicles. Low CapEx, rapidly scalable Microfactories combined with proprietary in-house developed components, materials and software, enable the production of best in class vehicles competitively priced to fossil fuel variants and with a substantially lower total cost of ownership. This transformative approach provides cities globally with the solutions they need to create sustainable urban environments and exceptional experiences for their citizens. Arrival is a global business founded in 2015 and headquartered in London, UK and Charlotte, USA, with over 1,400 global employees located in offices across Germany, Netherlands, Israel, Russia, and Luxembourg. The company is deploying its first two Microfactories in South Carolina, US and Bicester, UK in 2021.

Media Contact

pr@arrival.com

Press kit can be found here

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the products offered by Arrival and the markets in which it operates, and Arrival’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the impact of COVID-19 on Arrival’s business; (ii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Arrival operates, (iii) the risk that Arrival and its current and future collaborators are unable to successfully develop and commercialize Arrival’s products or services, or experience significant delays in doing so, (iv) the risk that Arrival may never achieve or sustain profitability; (v) the risk that Arrival experiences difficulties in managing its growth and expanding operations, (vi) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations; (vii) the risk that the utilization of Microfactories will not provide the expected benefits due to, among other things, the inability to locate appropriate buildings to use as Microfactories, Microfactories needing a larger than anticipated factory footprint, and the inability of Arrival to deploy Microfactories in the anticipated time frame; (viii) the risk that the orders that have been placed for vehicles, including the order from UPS, are cancelled or modified; (ix) the risk of product liability or regulatory lawsuits or proceedings relating to Arrival’s products and services; and (x) the risk that Arrival is unable to secure or protect its intellectual property. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Arrival assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Arrival does not give any assurance that Arrival will achieve its expectations.